EXHIBIT 10(iii)(A)(1)



              7-ELEVEN, INC. EXECUTIVE PROTECTION PLAN

The Executive Protection Plan (EPP) is a special supplementary benefit plan provided to a select group of 7-Eleven executives. In addition to the disability and life insurance coverage available to all full-time employees, you are eligible for additional benefits under the EPP:

*   Supplemental disability benefits,
*   Pre-retirement life insurance, and
*   Retirement income benefits.

The Executive Protection Plan outlined in this brochure is effective as of September 1, 2000.

ELIGIBILITY
You are eligible for the EPP if you have a job classification with a pay grade of 26 or higher (or equivalent in Canada). If you become eligible for the plan and are later reclassified with a pay grade lower than 26 (or equivalent in Canada), your continued eligibility for the plan is at the discretion of the CEO. Eligibility for new participants and updates of benefit levels for current participants are established annually, or less frequently, as deemed appropriate by the company. At the time benefit levels are updated, a new Acknowledgment of Plan Benefits will be provided. All benefits paid under the EPP are based on the most recent Acknowledgment of Plan Benefits.

HOW IS ANNUAL COMPENSATION DEFINED?
Under the EPP, Annual Compensation is defined as your annual base pay as of the end of the prior year* and your target incentive or Annual Performance Incentive (API).

Annual Compensation does not include any car, living or miscellaneous allowances, contest prizes, special bonuses or any other long-term incentive payments that you may be eligible to receive now or in the future.

? If your eligibility for the EPP is approved by the CEO during your first year of employment and therefore, you do not have prior year base pay with 7-Eleven, your Annual Compensation for your first year of participation will be deemed to be your current year annual base pay and your target incentive. As of your second year of participation, your Annual Compensation will be based on the plan definition.





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DISABILITY BENEFITS
The EPP provides disability benefits that supplement any disability benefits available under The 7-Eleven, Inc. Disability Program, a component program under The 7-Eleven, Inc. Comprehensive Welfare Benefits Plan, (the "7-Eleven Disability Program"), if you are continuously and completely prevented by injury or sickness from engaging in the duties of your occupation.

If you become disabled and you've elected coverage under the 7-Eleven Disability Program - short-term and long-term disability - the EPP brings your total disability payments up to 80% of your Annual Compensation as
stated in your most recent Acknowledgment of Plan Benefits.   If you have not
elected coverage under the 7-Eleven Disability Program, then the EPP pays only the difference between 80% and the amount otherwise payable under the Disability Program.

You will receive EPP disability benefits from UNUM, 7-Eleven's disability insurance carrier. You may receive supplemental disability benefits under the EPP until you are no longer disabled or reach age 60 whichever occurs first.

If you leave the company before you retire, you may continue the amount of supplemental coverage provided under the EPP by notifying the carrier and continuing to pay the required premiums.


PRE-RETIREMENT LIFE INSURANCE
If you die before you retire, your designated beneficiary receives a lump sum payment equal to 200% of your Annual Compensation, as stated in your most
recent Acknowledgment of Plan Benefits.   This benefit is paid by 7-Eleven
and is subject to all applicable taxes at the time it is paid to your designated beneficiary.








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RETIREMENT INCOME BENEFITS


Under the EPP, you are eligible for retirement income benefits when you retire if you are age 50 or older with at least ten years of service. If you retire at age 60 or older, you will receive retirement income through a lifetime annuity with annual payments equal to 15% of your Annual Compensation, as stated in your most recent Acknowledgment of Plan Benefits.

Early Retirement Reductions

If you retire early - after age 50 and before age 60 - benefits will be subject to early retirement reductions as shown in the table.

You may receive an early retirement benefit at age 50 if you have completed at least ten years of service. If you retire early, your income continuation payments are reduced for each year that you retire before age 60, as follows:


                         EARLY RETIREMENT REDUCTIONS
                 ------------------------------------------
                     AGE            REDUCTION PERCENTAGE
                 ----------         -----------------------
                     59                     5%
                     58                    10%
                     57                    15%
                     56                    20%
                     55                    25%
                     54                    30%
                     53                    35%
                     52                    40%
                     51                    45%
                     50                    50%






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Payment Options

You may receive your retirement income benefit as a single life annuity or a joint and survivor annuity. If you elect a joint and survivor annuity, the benefits you receive will be reduced to reflect the expected longer payment
period of your joint lifetime.   When you die, your beneficiary
will receive a benefit until he or she dies. The amount of the benefit will be determined based on your Annual Compensation, as stated in your most recent Acknowledgment of Plan Benefits at the time you retire.

Take a look at these examples of retirement income benefits for different types of retirement, based on a pre-retirement Annual Compensation of $175,000.

              TYPE OF RETIREMENT          ANNUAL BENEFIT AMOUNT
             -------------------          ----------------------
             Normal Retirement (Age 60)           $26,250
             with at least 10 years of        (15% of $175,000)
             service

             Early Retirement (Age 55)            $19,688
             with at least 10 years of        ($26,250 reduced by 25%)
             service


All retirement income benefits are paid on an annual basis on or before March 15th of each year and are subject to all applicable taxes. No benefits are payable if your employment is terminated at age 50 or over with less than 10 years of service, or before you reach age 50.








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ENROLLMENT INSTRUCTIONS


1. If you are a new participant, complete the highlighted sections and sign the UNUM Disability Insurance Application. Be sure to complete all sections highlighted, but do not complete any other sections of the application. The completed and signed application should be returned to Cathy Emig in the UNUM envelope enclosed. If your disability application has the number 3019-95 on the lower left corner, you will be notified to schedule a paramed exam. This exam will consist of a paramedic meeting with you at a time and location convenient for you and taking blood and certain other medical information and samples.

2. All participants must sign one copy of the Acknowledgment of Plan Benefits, complete the beneficiary designation section, and return this copy in the envelope enclosed.

IF YOU HAVE ANY QUESTIONS ABOUT YOUR PARTICIPATION IN THE EPP OR THE ENROLLMENT INSTRUCTIONS, CONTACT CATHY EMIG AT (214) 828-5561. BECAUSE PARTICIPATION IN THE EPP IS LIMITED, PLEASE DISCUSS THE EPP ONLY WITH YOUR MANAGER OR CATHY EMIG.



This brochure is intended to provide a basic overview of 7-Eleven' s Executive Protection Plan. These benefits are effective as of September 1, 2000. 7-Eleven retains the right to change or discontinue benefits provided under the Executive Protection Plan at any time. The plan document contains all controlling provisions, limitations and exclusions required by the Executive Protection Plan.